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                                                                    EXHIBIT 99.1


                 CLASSIC COMMUNICATIONS, INC. ANNOUNCES MATERIAL
               FINANCIAL DEVELOPMENTS AND SECOND QUARTER GUIDANCE

TYLER, TEXAS, AUG. 1, 2001 - Classic Communications, Inc. (NASDAQ: CLSC) announced it has discontinued negotiations with respect to the previously announced $75 million senior second secured loan. The Company also reported it did not make its interest payment due July 6th to the senior lenders under the Company's $240 million Credit Agreement. As a result of the default under the senior credit agreement, the Company is prohibited from making the $7.2 million interest payment due August 1, 2001 on its 9 3/8% Senior Subordinated Notes due 2009 and 9 7/8% Senior Subordinated Notes due 2008.

Classic has retained Credit Suisse First Boston Corporation as a financial advisor to consider options relating to refinancing, raising new capital and restructuring existing debt. In this role, CSFB has begun discussions with Classic's senior lenders and holders of the Company's subordinated debentures to pursue a consensual restructuring of the Company's debt. The Company is also working closely with various vendors to make certain it can continue to provide quality service to all of its customers.

The Company further reported that it has received a letter from the Nasdaq National Market indicating the Company had failed to maintain a minimum bid price of $1.00 over 30 consecutive trading days. If the Company's common stock price does not match or exceed $1 for at least 10 consecutive trading days by September 18, 2001, the Company will be provided with written notification that its securities will be delisted.

SECOND QUARTER 2001 GUIDANCE

The Company said it expects to report revenues and Adjusted EBITDA (excluding restructuring expenses) of $46 million and $17 million, respectively, for the three-month period that ended June 30, 2001. The number of basic subscribers was 376,500 at the end of the quarter, an increase of 1,700 over the first quarter of 2001. The Company continues to experience strong growth with its digital product. It had approximately 41,900 digital subscribers at quarter end, which reflects penetration of digital-ready subscribers of 11.1%. Digital installations continued at 1,000 installs per week.

Classic Communications, Inc., based in Tyler, Texas, has approximately 376,500 subscribers in non- metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas, Louisiana, Colorado, Ohio and New Mexico. Classic trades on the NASDAQ under the trading symbol "CLSC."

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve


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risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "may," "will," "should," "expects," "anticipates," "considering," "believe," "estimates," "predicts," "potential," or "continue" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the "Risk Factors" section included within the Company's most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the Company's other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.



CONTACTS:
CLASSIC COMMUNICATIONS, INC.                ROBINSON LERER & MONTGOMERY
Claudia Chifos                              John Burke
Phone: 212-835-1365                         Phone: 212-484-7541
cchifos@classic-cable.com                   jburke@rlmnet.com